Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Hyperion Energy, Inc.
P.O. Box 152112
San Diego, California  92195

We hereby consent to the inclusion of our report, dated March 9, 2007 with respect to the balance sheet of Hyperion Energy, Inc. as of December 31, 2006, and the related statements of operations, changes in stockholder’s equity and cash flows for the year then ended and for the period since inception (December 29, 2005) through December 31, 2006, in this Amendment No. 1 to Registration Statement on Form S-4 of Hyperion Energy, Inc.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ROTENBERG & CO., llp

Rochester, New York
September 14, 2007